Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: + 1.202.383.0262 F: +1 202.637.3593 owenpinkerton@eversheds-sutherland.com

January 26, 2024

CIM Real Assets & Credit Fund (the “Fund”)
4700 Wilshire Boulevard
Los Angeles, California 90010

Dear Board of Trustees:
We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of Post-Effective Amendment No. 9 to the Fund’s Registration Statement on Form N-2 with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Owen J. Pinkerton
Owen J. Pinkerton

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.